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                                                                      EXHIBIT 23







                          Independent Auditors' Consent

The Board of Directors
The Brink's Company:

We consent to the incorporation by reference in the registration statements (Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040, 33-53565, 333-02219,
333-70758, 333-70762, 333-70766, 333-70772, 333-78631 and 333-78633) on Form S-8
of The Brink's Company of our reports dated February 3, 2004, with respect to the Consolidated Financial Statements listed in the accompanying Index to Financial Statements and Schedules in Item 15(a)1 included in the 2003 Annual Report on Form 10-K of The Brink's Company, and the related financial statement schedule, which reports appear in the 2003 Annual Report on Form 10-K of The Brink's Company.

Our report covering the Consolidated Financial Statements refers to a change in accounting for goodwill and other intangibles.


/s/ KPMG LLP


Richmond, Virginia
March 15, 2004